Exhibit 10.7

2017 VIAD CORP OMNIBUS INCENTIVE AWARD PLAN

EFFECTIVE AUGUST 26, 2020

STOCK OPTION GRANT NOTICE

Viad Corp, a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of the 2017 Viad Corp Omnibus Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.  Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[NAME]
Grant Date:	[DATE]
Exercise Price per Share:	$[PRICE]
Shares Subject to the Option:	[SHARES]
Final Expiration Date:	[DATE]
Vesting Commencement Date:	[DATE]
Vesting Schedule:

[ADJUST AS NEEDED] The Option shall vest and become exercisable (i) with respect to 50% of the Shares subject to the Option on the first anniversary of the Vesting Commencement Date, and (ii) thereafter, with respect to the remaining 50% of the Shares subject to the Option on the second anniversary of the Vesting Commencement Date, subject to the terms of the Agreement.

Type of Option	Non-Qualified Stock Option

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement (including Exhibit B).  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

VIAD CORP	PARTICIPANT
By:
Name:	[NAME]
Title:

EXHIBIT A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1Grant of Option

.  The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2Incorporation of Terms of Plan

.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3Restrictive Covenants.  The Option and the Shares issuable under this Option shall be subject to the provisions set forth on Exhibit B.

1.4Definitions.

(a)“Cause” shall have the meaning as is set forth in the Executive Severance Plan.

(b)“Disability” shall mean a permanent and total disability under Section 22(e)(3) of the Code.

(c)“Good Reason” shall have the meaning as is set forth in the Executive Severance Plan.

(d)“Executive Severance Plan” shall mean the Viad Corp Executive Severance Plan (Tier I), as amended from time to time.

ARTICLE II.
PERIOD OF EXERCISABILITY

2.1Commencement of Exercisability

.

(a)The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.

(b)In addition, notwithstanding Sections 17.2 or 17.3 of the Plan, the then-outstanding portion of the Option shall fully vest and become exercisable on an accelerated basis upon Participant’s termination of employment by the Company without Cause or by Participant for Good Reason and/or following a Change of Control.  Any accelerated vesting and exercisability with respect to the Option in connection with a termination of employment will be conditioned upon Participant’s timely execution and non-revocation of a separation agreement and release in a form prescribed by the Company.

(c)The Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s termination of employment for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such termination of employment) except as otherwise determined by the Committee or provided in a binding written agreement between Participant and the Company.

2.2Duration of Exercisability

.  The Vesting Schedule is cumulative.  Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires.  The Option will be forfeited immediately upon its expiration.

2.3Expiration of Option

.  The Option may not be exercised, in part or in full, to any extent by anyone after, and will expire on, the first of the following to occur:

(a)The final expiration date in the Grant Notice;

(b)Except as the Committee may otherwise approve, the expiration of three months from the date of Participant’s termination of employment for any reason other than for Cause or by reason of Participant’s death or Disability;

(c)Except as the Committee may otherwise approve, the expiration of one year from the date of Participant’s termination of employment by reason of Participant’s death or Disability; and

(d)Except as the Committee may otherwise approve, Participant’s termination of employment for Cause.

ARTICLE III.
EXERCISE OF OPTION

3.1Person Eligible to Exercise

.  During Participant’s lifetime, only Participant may exercise the Option.  After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s designated beneficiary as permitted under the Plan.

3.2Partial Exercise

.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3Tax Withholding

; Exercise Price.

(a)Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Option in satisfaction of any exercise price and/or applicable withholding tax obligations.  With respect to tax withholding obligations, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the minimum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE IV.
OTHER PROVISIONS

4.1Adjustments

.  Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.  Notwithstanding the generality of the foregoing, the Option shall be subject to Sections 4.5 or 18.3 of the Plan.

4.2Notices

.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the designated beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3Titles

.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4Conformity to Securities Laws

.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.

4.5Successors and Assigns

.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6Limitations Applicable to Section 16 Persons

.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant

Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule.  To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7Entire Agreement

.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8Agreement Severable

.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9Limitation on Participant’s Rights

.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.10Not a Contract of Employment

.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11Counterparts

.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

EXHIBIT B

RESTRICTIVE COVENANTS

(1)Restrictive Covenants.  Unless a Change of Control shall have occurred after the date hereof, in order to better protect the goodwill of the Company and its Affiliates and to prevent the disclosure of the Company’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Participant, without prior written consent of the Company, will not engage in certain conduct as outlined in this paragraph 1:

(a) Non-Competition.  During Participant’s employment with the Company or any of its Affiliates, and for a period of twelve (12) months following termination of Participant’s employment with the Company or any of its Affiliates, Participant will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Company or its Affiliates (including both existing services or products as well as services or products known to the Participant, as a consequence of Participant’s employment with the Company or one of its Affiliates, to be in development):

(i)with respect to which Participant’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Company or one of its Affiliates, or

(ii)with respect to which during that period of time Participant, as a consequence of Participant’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company or its Affiliates.  For purposes of the provisions of paragraph 1(a), it shall be conclusively presumed that Participant has knowledge of information he was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b)  Non-Solicitation of Customers.  During Participant’s employment with the Company or any of its affiliates, and for a period of twelve (12) months following termination of Participant’s employment with the Company, Participant will not on behalf of any Competitor, solicit business from any Client of the Company that Participant serviced during Participant’s employment with the Company (the “Restricted Clients”).  “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Company or any of its Affiliates during Participant’s employment, and any individual, person, business or entity or that has been solicited by Participant to consume, obtain, retain or purchase the services or products offered or sold by the Company or any of its affiliates.  “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Company or its Affiliates (including both existing services or products as well as services or products known to the Participant, as a consequence of Participant’s employment with the Company or one of its Affiliates, to be in development).

(c)Non-Solicitation of Employees.  During Participant’s employment with the Company and for twelve (12) months immediately following termination of such employment for any reason, Participant will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Company with whom Participant had contact or about whom Participant had access to information in the course of Participant’s employment with the Company, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d)Remedies.  Participant understands and agrees that the Company’s remedy for violation of the restrictions contained in paragraphs 1(a), 1(b) and/or 1(c) above is not limited to a requirement that Participant repay any awards granted to Participant under the Plan.  Rather, in the event Participant breaches the terms of the restrictive covenants contained in paragraphs 1(a), 1(b) and/or 1(c) above, the Company will be entitled to seek and obtain any or all of the following remedies against Participant:

(i)Injunctive Relief.  In the event that Participant breaches, or the Company reasonably believes that Participant is about to breach, any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Participant recognizes that the Company will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Company or its Affiliates.  Accordingly, Participant agrees that the Company will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 1(a), 1(b) and/or 1(c) above.

(ii)Damages.  In the event that Participant breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Participant agrees that the Company will be entitled to compensatory damages in an amount necessary to compensate the Company for any harm that is not adequately redressed or prevented by injunctive relief.

(iii)Forfeiture and Repayment.  In the event Participant breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Participant agrees and understands that the Company may require Participant to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 2 below.

(2)Forfeiture and Repayment Provisions.

(a)Violations of Paragraph 1(a), 1(b) and/or 1(c).

(i)In addition to any other remedy at law or in equity, the Option, to the extent outstanding, shall be forfeited and returned to the Company, if Participant engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 1(a), 2(b) and/or 3(c) at any time within twelve (12) months following the date of Participant’s termination of employment with the Company or any of its Affiliates.

(b)Misconduct.  Unless a Change of Control shall have occurred after the date hereof:

(i)All payments (without regard to tax effects) received directly or indirectly by Participant with respect to the Option shall be paid by Participant to the Company, if the Company reasonably determines that during Participant’s employment with the Company or any of its Affiliates:

(1)   Participant knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Company applicable to Participant or of the Always Honest compliance program or similar program of the Company; or

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(2)   Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to Participant or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Company applicable to Participant or of the Always Honest compliance program or similar program of the Company.

(ii)Participant consents to the deduction from any amounts the Company or any of its Affiliates owes to Participant to the extent of the amounts Participant owes the Company under this paragraph 2(b).

(c)Acts Contrary to Company.  Unless a Change of Control shall have occurred after the date hereof, if the Company reasonably determines that at any point at which the Option remains outstanding, Participant has acted significantly contrary to the best interests of the Company, including, but not limited to, any direct or indirect intentional disparagement of the Company, then all payments (without regard to tax effects) received directly or indirectly by Participant with respect to the Option prior to the Company's determination shall be paid by Participant to the Company.  Participant consents to the deduction from any amounts the Company or any of its Affiliates owes to Participant to the extent of the amounts Participant owes the Company under this paragraph 2(c).

(d)The Company’s reasonable determination required under paragraphs 2(b)(i) and 2(c) above shall be made by the Committee, in the case of executive officers of the Company, and by the Chief Executive Officer of the Company, in the case of all other officers and employees.

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